Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 11, 2013, except for the retroactive effect of the one-for-seven and one-half reverse stock split as described in Note 10, as to which the date is April 25, 2013, in the Registration Statement (Form S-1) and related Prospectus of Receptos, Inc. dated December 20, 2013.

/s/ Ernst & Young LLP

San Diego, California

December 17, 2013